EXHIBIT 99.2

Press Release dated March 26, 2003

For Information Contact

At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Steven C. Smith, EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP DECLARES 8% INCREASE

IN FIRST QUARTER CASH DIVIDEND

—Also Reports on Successful One-Year Anniversary of ABD Acquisition—

PALO ALTO, Calif. – March 26, 2003 – Greater Bay Bancorp (Nasdaq:GBBK), an $8.1 billion in assets financial services holding company, announced that it has declared a thirteen and one-half cents ($.135) per share cash dividend for the first quarter of 2003.

This dividend represents approximately an 8% increase over the Company’s previous quarterly dividend of twelve and one half cents ($.125) per share. The cash dividend will be payable on April 21, 2003 to shareholders of record as of April 4, 2003.

“This payment represents the 43rd consecutive cash dividend paid by Greater Bay Bancorp,” stated David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp. “The increase in the dividend reflects our desire to reward our shareholders for their support and to recognize our continued strong financial performance even during this very difficult economic cycle.”

Greater Bay Bancorp also reported that the one-year anniversary of the acquisition of ABD Insurance and Financial Services occurred this month. ABD is the 17th largest commercial insurance brokerage firm in the United States. In 2002, ABD’s revenues accounted for 80% of the $111 million increase in non-interest income over 2001.

Mr. Kalkbrenner commented, “We are extremely pleased with ABD’s performance over the past 12 months and the contributions they have made to the Greater Bay Bancorp family. ABD not only exceeded its profit plan for 2002, but is on track to exceed its targets for the first quarter of 2003 by over 50%. ABD’s prospects for growth and profitability continue to be strong, with new opportunities being explored in Southern California, Nevada and the Pacific Northwest.”

Mr. Kalkbrenner added, “The ABD acquisition has been rewarding to both parties, as it has resulted in meaningful synergies and cross-selling of clients. In contrast to the difficulties some banks have encountered with integrating an insurance brokerage firm, ABD’s rapid assimilation into our financial holding company structure has been virtually seamless, with superior client, producer and staff retention.”

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans, deposits and assets, continued success of its Regional Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company’s warrant positions; and (5) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

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